Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated November 25, 2024

Relating to Final Prospectus issued May 14, 2024

Registration Statement No. 333-279396

November 25, 2024

Dear Stockholder:

As we contemplated in our prior communication on October 21, 2024, the board of directors (“Board”) of SmartStop Self Storage REIT, Inc. (“SmartStop,” “we,” “us,” “our”), as a result of our process of reviewing alternatives to provide liquidity to stockholders, has approved the full suspension of our Share Redemption Program (“SRP”) and the suspension of our Distribution Reinvestment Plan (“DRP”). Accordingly:

Suspension of the Share Redemption Program – As of the date hereof, our SRP is fully suspended, effective immediately, such that all redemption requests currently in the queue, as well as any future redemption requests received while the SRP is fully suspended, will not be processed. The SRP will remain suspended until such time as our Board may approve the resumption of the SRP, if ever.

Suspension of the Distribution Reinvestment Plan – Our DRP is now suspended, such that distributions for the month of November 2024, payable on or about December 16, 2024, will be paid in cash. Furthermore, distributions declared by the board for any future months will be paid to our stockholders in cash until such time as our Board may approve the resumption of the DRP, if ever.

We appreciate your patience as we attempt to navigate our path to liquidity. We firmly believe that SmartStop is a strong company with a bright future.

Continued successes,

H. Michael Schwartz

Chief Executive Officer

SmartStop Self Storage REIT, Inc. (“SmartStop”) has filed a Form S-3D registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the DRP offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents SmartStop has filed with the SEC for more complete information about SmartStop and this DRP offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, SmartStop will arrange to send you the prospectus if you request it by calling toll-free (866) 418-5144. Additionally, these documents are available at our website at www.smartstopselfstorage.com. Information contained on, or accessible through, our website is not incorporated by reference into and does not constitute a part of this free writing prospectus.